                                                                 EXHIBIT 10.13

                             EMPLOYMENT AGREEMENT
                             --------------------

     This Employment Agreement (the "Agreement") is made and entered into as of the 31st day of March, 1999 between ACCESS Radiology Corporation (the "Employer"), a Delaware corporation, and Scott S. Sheldon (the "Executive"), residing at 10 Emerson Place, Charles River Park, Boston, Massachusetts 02114. Where not otherwise defined herein, capitalized terms used herein have the meanings set forth in Section 7.1 of this Agreement.

     WHEREAS, the Employer wishes to employ the Executive in an executive capacity, as its President and Chief Executive Officer, and Executive wishes to accept such employment, on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual promises, benefits and covenants herein contained, the Employer and the Executive hereby agree as follows:

     1.   Term.
          ----

     1.1 The Employer employs the Executive and the Executive accepts such employment, for a period ending on December 31, 2000 (the "Initial Term").

     1.2 This Agreement shall be automatically renewed for additional one-year terms (a "Renewal Term") upon the expiration of the Initial Term or any Renewal Term unless either party delivers to the other written notice of expiration within 60 days prior to the end of the then current term.

     1.3 This Agreement may be terminated prior to the expiration of the Initial Term or any Renewal Term as provided in Section 4 of this Agreement.

     2.   Positions and Duties.
          --------------------

     2.1 During the term of this Agreement, the Employer shall employ the Executive to serve as President and Chief Executive Officer of the Employer subject to the terms of this Agreement and except as Executive and Employer otherwise agree in writing. The Executive shall perform such executive, administrative, and operational duties customary for executives in such capacity or as may be assigned to the Executive from time to time by the Board of Directors of the Employer.

     2.2 Executive agrees to serve the Employer faithfully and to the best of the Executive's ability and to devote substantially all of the Executive's business time, attention and efforts to the interests and business of the Employer and its Subsidiaries. Nothing contained herein shall preclude Executive from serving on the board of one business corporation (other than Employer and its subsidiaries) and on boards of not-for-profit organizations and trade groups, nor from participating in community affairs, provided that such activities do not materially interfere with the Executive's performance of his duties and responsibilities to the Employer. The Executive warrants to the Employer that the Executive is not under any contractual commitment prohibiting or limiting Executive's employment by the Employer.

     2.3 The Executive agrees at all times to perform his duties in accordance with applicable laws, rules, and regulations and the policies and procedures of the Employer applicable to senior executives from time to time.

     3.     Compensation, Benefits, and Expenses.
            ------------------------------------

     3.1    Salary. During the period from the Effective Date through the
            ------
Initial Term and any Renewal Term of the Agreement, and except as otherwise provided in Initial the Agreement, the Employer shall pay to Executive an annual base salary of $175,000, or such greater amount as may be determined from time to time by the Board of Directors (the "Base Salary Amount"), in installments pursuant to the Employer's standard payroll policies and subject to such withholding or deductions as may be mutually agreed between Employer and the Executive or required by law. The Board of Directors shall review Executive's salary not less frequently than annually, prior to February 1 of each year.

     3.2    Incentive Compensation.  In addition to the salary set forth in
            ----------------------
Section 3.1, Executive shall be entitled to earn incentive compensation in an amount and on terms agreed to by the Employer and the Executive (the "Incentive Compensation").

     3.3    Benefits.  During the period of his employment, Executive shall be
            --------
entitled to participate in Employer's plans for the welfare and benefit of its employees available to senior executive officers (including health, disability, and life insurance programs, and vacation periods) as shall be established and modified from time to time.

     3.4    Expenses. During the term of this Agreement, the Employer authorizes
            --------
Executive to incur reasonable and necessary out-of-pocket expenses in the course of performing his duties and rendering services hereunder in accordance with Employer's policies with respect thereto, and the Employer shall reimburse Executive for all such expenses, provided (i) such expenses and the purpose for which they were incurred are in accordance with Employer's policies, and (ii) the Executive timely submits to the Employer expense reports and substantiation of the expenses in accordance with Employer's policies.

     3.5    Relocation. It is contemplated by the parties that Executive's
            ----------
permanent residence will remain in the greater Boston metropolitan area. Executive will not be required to relocate his residence as a condition or term of employment.

     4.     Termination.
            -----------

     4.1    Termination.  The Executive's employment by Employer shall terminate
            -----------
on the earliest Date of Termination upon the occurrence of any of the following events:

     4.1.1  the Executive's death;

     4.1.2 the Executive is determined to be "permanently disabled" as defined under the disability insurance policy covering the Executive;

     4.1.3 termination of Executive by Employer for Cause, provided, however, that the Board of Directors has given Executive written notice of its intention to terminate Executive for Cause, specifying with particularity the grounds on which the proposed termination for Cause is contemplated, which shall be acts or failures to act on the part of Executive of which the Board first had knowledge no more than six months prior to the giving of such notice;

     4.1.4 termination of employment by Executive upon written notice to Employer because of Constructive Termination Without Cause;

     4.1.5 Resignation by Executive, which shall be upon 30 days' written notice to Employer; or

     4.1.6  termination of Executive by Employer without Cause.

     4.2  Time of Termination.  Executive's employment with Employer (including
          -------------------
all positions held with Employer or its Subsidiaries or affiliates) shall terminate immediately upon the Date of Termination without further action by Employer.

     4.3  Effect of Termination of Employment.
          -----------------------------------

     (a)  Termination Due to Death.  In the event the Executive's employment is
          ------------------------
terminated due to his death, his estate or designated beneficiaries shall be entitled to the following:

          (i) continuation of installments of the Base Salary Amount in effect as of the date of death for a period of six months following the date of death, payable on Employer's standard payroll cycle;

          (ii) on account of any incentive compensation program for which awards are computed on a formula basis, an amount equal to the amount earned by the Executive as of the Date of Termination, pro rated for the portion of the calendar year elapsed prior to the Date of Termination, and payable on the date it would otherwise have been payable;

          (iii) the balance on any other incentive awards previously earned but not yet paid, payable on their standard payment date;

          (iv) the right to exercise any stock option held by Executive which is then exercisable (other than any option qualified as an incentive stock option under the Internal Revenue Code (an "ISO")) on the date of death for the remainder of its term;

          (v) any other amounts payable on death pursuant to any written plans or policies of Employer; and

          (vi) any other amounts that accrued and became due and payable prior to termination but have not yet been paid from Employer to Executive.

     (b)  Termination Due to Disability. In the event the Executive's employment
          -----------------------------
is terminated due to his permanent or total disability, Executive or his legal representative shall be entitled to the following:

          (i) on account of any incentive compensation program for which awards are computed on a formula basis, an amount equal to the amount earned by the Executive as of the Date of Termination, pro rated for the portion of the calendar year elapsed prior to the Date of Termination, and payable on the date it would otherwise have been payable;

          (ii) the balance on any other incentive awards previously earned but not yet paid, payable on their standard payment date;

          (iii) the right to exercise any stock option held by Executive which is then exercisable (other than any ISO) on the Date of Termination for the remainder of its term;

          (iv) continuation of medical benefits and life insurance as provided in Section 3.3 of this Agreement for so long as such continuation may be provided at reasonable cost to the Employer under its insurance arrangements in effect from time to time (provided that if the Executive accepts employment with another employer that offers medical and/or life insurance benefits, then the Employer's obligation to provide such benefits under this clause shall terminate);

            (v) any other amounts payable according to the Employer's disability policies; provided that disability payments that would be funded by insurance on the date hereof shall be made to the extent that funds are available under insurance policies maintained by the Employer which are then in effect;

            (vi) any other amounts that accrued and became due and payable prior to termination but have not yet been paid from Employer to Executive

     (c)  Termination without Cause or Constructive Termination Without Cause.
          -------------------------------------------------------------------
In the event of the Executive's employment is terminated by Employer without Cause (other than by death or disability) or there is a Constructive Termination Without Cause, Executive shall be entitled to the following:

            (i) a lump sum payment of $95,000, except that if such a termination occurs within twelve months after a Change in Control , then the Executive shall instead be entitled to continuation of installments of the Base Salary Amount in effect as of the Date of Termination for a period of twelve months following the Date of Termination, payable on Employer's standard payroll cycle;

            (ii) on account of any incentive compensation program for which awards are computed on a formula basis, an amount equal to the amount earned by the Executive as of the Date of Termination, pro rated for the portion of the calendar year elapsed prior to the Date of Termination, and payable on the date it would otherwise have been payable;

            (iii) the balance on any other incentive awards previously earned but not yet paid, payable on their standard payment date;

            (iv) the right to exercise any stock option held by Executive which is then exercisable (other than any ISO) on the Date of Termination for the remainder of its term;

            (v) continuation, for (x) twelve months if termination occurs within twelve months of a Change in Control or (y) six months, if termination occurs more than twelve months after a Change in Control, of medical benefits and life insurance as provided in Section 3.3 of this Agreement and participation in other welfare benefit plans (provided that if within such period the Executive accepts employment with another employer that offers medical and/or life insurance benefits, then the Employer's obligation to provide such benefits under this clause shall terminate); and

            (vi) any other amounts that accrued and became due and payable prior to termination but have not yet been paid from Employer to Executive

     (d)  Termination for Cause or Resignation.  In the event Executive's
          ------------------------------------
employment is terminated by Employer for Cause or by Executive by Resignation, Executive shall receive:

            (i) Base Salary Amount in effect on, and payable through, the Date of Termination in accordance with Employer's standard payroll policies; and

            (ii) any other amounts that accrued and became due and payable prior to termination but have not yet been paid from Employer to Executive.

     (e)  Termination due to Expiration of Term.  In the event Employer elects
          -------------------------------------
to not renew Executive's employment at the expiration of the Initial Term or any Renewal Term, Executive shall receive:

           (i) a lump sum payment of $95,000, except that if such a termination occurs within twelve months after a Change in Control , then the Executive shall instead be entitled to continuation of installments of the Base Salary Amount in effect as of the Date of Termination for a period of twelve months following the Date of Termination, payable on Employer's standard payroll cycle;

           (ii) the balance of any incentive awards earned but not yet paid, payable on their standard payment date;

           (iii) the right to exercise any stock option held by Executive which is then exercisable (other than any ISO) on the Date of Termination for the remainder of its term;

           (iv) continuation, for (x) twelve months if termination occurs within twelve months of a Change in Control or (y) six months, if termination occurs more than twelve months after a Change in Control, of medical benefits and life insurance as provided in Section 3.3 of this Agreement and participation in other welfare benefit plans (provided that if within such period the Executive accepts employment with another employer that offers medical and/or life insurance benefits, then the Employer's obligation to provide such benefits under this clause shall terminate); and

           (v) any other amounts that accrued and became due and payable prior to termination but have not yet been paid from Employer to Executive.

     5.  Return of Employer's Property.
         -----------------------------

     Immediately upon termination of the Executive's employment with the Employer, the Executive shall deliver to the Employer all confidential information of the Employer, including, but not limited to, documents, correspondence, notebooks, reports, computer programs, names of full-time and part-time employees and consultants, and all other materials and copies thereof (including computer discs and other electronic media) relating in any way to the business of the employer in any way obtained by the Executive during the period of his employment with Employer. Immediately upon termination of the Executive's employment with the Employer, the Executive shall deliver to the Employer all tangible property of Employer in the possession of Executive. The obligations of Executive under this Section 5 shall survive the termination of Executive's employment and the expiration or termination of this Agreement.

     6.  Remedies.
         --------

     In the event of any breach or threatened breach, the parties to this Agreement may pursue any and all remedies available at law or in equity for any such breach or threatened breach, including the recovery of damages. The Executive shall be under no obligation to mitigate any damages suffered by Executive and arising in connection with this Agreement, nor (except as provided in Sections 4.3 (c)(v) and 4.3 (e)(iv)) shall any income or amounts payable to Executive other than pursuant to this Agreement offset damages hereunder. No payment due Executive under this Agreement shall be subject to any discount based on accelerated payment or otherwise. Costs of litigation, including, without limitation, costs of investigations, fees and expenses of attorneys, shall be borne by the Executive (i) if the Executive or his estate or beneficiaries shall actually receive lump sum payments or payments of Base Salary (as the case may be) and medical, life insurance and welfare benefits pursuant to Section 4.3 in the amounts and on the dates set forth therein (ii) if the Executive shall have resigned or (iii) if the Executive shall have been terminated for Cause (provided that if a court of competent jurisdiction shall determine that Cause did not exist, then such costs of litigation shall be repaid to the Executive). In other cases such costs of litigation shall be borne by the Employer. Each party to this Agreement acknowledges that the Employer would be irreparably harmed by any breach of

Section 5 and that damages alone would be an inadequate remedy for any breach of such Section. Accordingly, the Employer shall be entitled to equitable relief, including without limitation a preliminary and/or permanent injunction for specific performance, with respect to any such breach, without requirement of the posting of a bond or other surety.

     7.   Miscellaneous.
          -------------

     7.1  Certain Definitions.
          -------------------

     (a) "Cause" shall mean (i) breach of this Agreement or any other agreement between the Executive and the Employer, (ii) willful refusal to perform assigned duties, (iii) dishonesty, (iv) willful injury or attempt to do injury to the Employer, its assets or its business, (v) substance abuse or (vi) any act that is a felony or any violation of laws or policies relating to harassment or discrimination.

     (b)  "Constructive Termination Without Cause" shall mean:

             (i) the Executive shall have ceased to be the President of the Employer, the Executive shall have been assigned to duties which are inconsistent with his position as President or limitations shall have been imposed on the Executive's authority that are inconsistent with his position as President, in each case without the Executive's prior written consent, whether as a result of a transaction after the date hereof (including without limitation a merger, reorganization, consolidation or similar transaction) or otherwise;

             (ii) a change in management structure (including the Executive having ceased to be the Chief Executive Officer of the Employer) shall have occurred without the prior written consent of the Executive, with the result that the Executive does not report directly to the Board of Directors of the Employer and, not less than three months nor more than six months after the effectiveness of such change, the Executive shall have delivered to all members of the Board of Directors a written statement setting forth in detail the reasons why the Executive is not willing to work with the individual to whom he then reports;

             (iii) without the Executive's prior written consent, there shall have been a reduction in the Executive's then current Base Salary Amount or a reduction in the Executive's target award opportunity (if any) or other long-term performance incentive which is proportionately greater than corresponding reductions in base salary, target award opportunities or long term performance incentives (as the case may be) for senior management generally, or the Employer shall have terminated or failed to continue to provide to the Executive any employee benefit then otherwise provided to the Employer's senior management generally, or the Employer shall have failed to include the Executive in any incentive compensation plan of the Employer unless a plan providing substantially the same opportunity is substituted;

             (iv) the Employer shall engage in fraudulent conduct in which Executive is not a participant;

             (v) the Employer shall materially breach this Agreement and shall not cure such breach within thirty days after written notice of such breach is given by Executive to the Board of Directors of Employer, including, without limitation, by failing to obtain the confirmation or assumption of the Employer's obligations under this Agreement as required by Section 7.5 with respect to any transaction referred to in that Section; or

             (vi) the Employer shall require that Executive relocate to a principal place of business outside of the Boston, Massachusetts metropolitan area.

     (c)  "Date of Termination" shall mean:

             (i) if employment terminates because of Executive's death, the date of death;

             (ii) if employment terminates for "Cause", the date of notice under Section 4.1.3;

             (iii) if employment terminates due to "Resignation", then the earlier of the Executive's last day of employment or 30 days from the receipt by the Employer of notice of such Resignation;

             (iv) if employment terminates because of permanent or total disability, the date of determination that Executive is disabled as described in
Section 4.1.2 of this Agreement;

             (v) if employment terminates for Constructive Termination Without Cause, on the date set forth in Executive's notice as described in Section 4.1.4 of this Agreement; or

             (vi) if employment terminates due to expiration of term, the date of expiration.

     d) "Change in Control" shall mean any transaction or series of related transactions (including a merger, consolidation or sale of all or substantially all assets) that results in the acquisition by any person or group of beneficial ownership of securities of the Employer (or the entity resulting from a merger, consolidation or sale of all or substantially all assets) representing a majority of the aggregate voting power of the capital stock of the Employer (or a resulting entity, calculated in all cases on a fully diluted basis); provided that the acquisition of additional securities by any person or group that had beneficial ownership, on January 21, 1999, of securities representing 10% or more of the aggregate voting power of the capital stock of the Employer, shall not be a Change in Control. The terms "group" and "beneficial ownership" shall have the same meanings as under the Rules and Regulations of the United States Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934.

     7.2  Notices.  Any notices under this Agreement shall be in writing and
          -------
shall be given by personal delivery, by local courier service, by certified or registered letter, return receipt requested, or by a nationally recognized overnight delivery service; and shall be deemed given when delivered in person or by local courier or upon actual receipt of the facsimile or certified or registered letter, or on the business day next following delivery to a nationally recognized overnight delivery service at the addresses set forth below or to such other address or addresses as either party shall have specified in writing to the other party hereto.

             If to the Employer:

             ACCESS Radiology Corporation
             25 Hartwell Avenue
             Lexington, MA 02421
             Attn.:  Secretary

             If to the Executive:

             Scott S. Sheldon
             10 Emerson Place
             Charles River Park
             Boston, MA 02114

     7.3  Governing Law.  All questions pertaining to the validity,
          -------------
construction, execution and performance of this Agreement shall be construed in accordance with, and be governed by, the laws of the state of Massachusetts without reference to its principles of conflicts of law.

     7.4  Entire Agreement; Amendment or Modification.  This Agreement, the
          -------------------------------------------
Restricted Stock Purchase Agreement between Employer and Executive, the Shareholders Agreement between Employer, Executive and certain other shareholders of Employer, the Confidentiality and Work Product Agreement between Employer and Executive, the Non-Competition Agreement between Employer and Executive and the Employer's written employment manuals and policies are all of the agreements of the parties hereto relevant to the matters contained herein. This Agreement supersedes the Employment agreement dated as of August 28, 1997
between the Executive and the Employer.   No modification or amendment of any of
the provisions of this Agreement shall be effective unless in writing and signed by the Executive and Employer. No failure to exercise any right or remedy hereunder shall operate as a waiver thereof. No term or condition of this Agreement shall be deemed to have been waived, nor shall a party be estopped from enforcing any provision of this Agreement, except by a statement in writing signed by the Executive or Employer, whichever party against whom such waiver or estoppel is sought. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, such provision shall be reformed to the extent necessary to make it valid or enforceable and to carry out the intent of the parties, or if such reformation is not possible, the remaining provisions of this Agreement shall continue in full force and effect.

     7.5  Assignability; Binding Nature.  This Agreement has been duly
          -----------------------------
authorized by the Board of Directors of Employer and shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of the Executive) and permitted assigns. No rights or obligations of the Employer under this Agreement may be assigned or transferred by the Employer, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Employer is not the continuing entity, or the sale of all or substantially all of the assets of the Employer, provided that the assignee or transferee shall expressly assume the liabilities, obligations and duties of the Employer, as contained in this Agreement. If requested by Executive, Employer will, prior to the effectiveness of any merger or consolidation of Employer with or into any other entity or any sale of all or substantially all of the assets of Employer, provide to Executive the express written assumption of all of Employer's obligations hereunder by the surviving or successor entity (or express written confirmation of such obligations if Employer is the surviving entity). Executive may not assign any of his rights hereunder without the prior written consent of Employer.

     7.6  Survival. The Executive's obligations under Sections 5 and 6 will
          --------
survive the termination of Executive's employment and the termination of expiration of this Agreement. The Employer's obligations under this Agreement will survive the termination of Executive's employment and the termination or expiration of this Agreement until paid in full.

     7.7  Headings.  The paragraph and subparagraph headings contained in this
          --------
Agreement are for reference purposes only and shall not affect the construction or interpretation of this Agreement.

     7.8  Counterparts; Effectiveness.  This Agreement may be executed in
          ---------------------------
several counterparts, and all counterparts so executed shall constitute one agreement, binding on the parties hereto, notwithstanding that both parties are not signatory to the original or the same counterpart. This Agreement shall become effective as of the date first set forth above when executed by the Executive and the Employer.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written, and will be effective for all purposes as of the Effective Date.


                                   ACCESS Radiology Corporation



                                   By: ______________________



                                   EXECUTIVE


                                   __________________________
                                   Scott S. Sheldon